Exhibit 2.2

Deed of Novation and Amendment relating to Share Purchase Agreement

This Deed is made on 11 February 2015.

Between

(1)                                 MAURICE DUC HINH NGUYEN, the holder of French Passport No. 12AI19390, with his residential address at 20 Tu Xuong Street, Hiep Phu Ward, District 9, Ho Chi Minh City, Vietnam (“Mr. Nguyen”);

(2)                                 THUY THU NGO, the holder of Canadian Passport No. BA379385, with her residential address at 20 Tu Xuong Street, Hiep Phu Ward, District 9, Ho Chi Minh City, Vietnam (together with Mr. Nguyen, the “Seller Guarantors”);

(3)                                 STELLAR VIEW LIMITED, a private company limited by shares incorporated in the British Virgin Islands with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, BVI (the “Seller”);

(4)                                 NORD ANGLIA EDUCATION LIMITED, a company limited by shares incorporated in the United Kingdom with its registered office at 6th Floor, 18 King William Street, London, United Kingdom, EC4N 7BP (the “Purchaser Guarantor”, and together with the Seller Guarantors and the Seller, the “Original Counterparties”);

(5)                                 NAE HONG KONG LIMITED, a private company limited by shares incorporated in Hong Kong with registered number 1009454 and having its registered office at St. George’s Building, Level 12, 2 Ice House Street, Central, Hong Kong (the “Transferor”); and

(6)                                 NAE HK HOLDINGS LIMITED, a private company limited by shares incorporated in Hong Kong with registered number 2176018 and having its registered office at Level 12, St. George’s Building, No. 2 Ice House Street, Central, Hong Kong (the “Transferee”).

The Original Counterparties, the Transferor and the Transferee shall be referred to collectively as the “Parties” and each a “Party”.

Recitals

A.                                   The Seller Guarantors, the Seller, the Transferor and the Purchaser Guarantor entered into a Share Purchase Agreement dated 14 October 2014 (“Original Agreement”) with respect to the sale and purchase of the entire share capital of the Company, and indirectly ninety percent (90%) of the interest in each of the School Entities from the Seller to the Transferor.

B.                                   The Parties have agreed that the rights and obligations under the Original Agreement shall be novated and transferred in favour of each of the Original Counterparties and the Transferee with effect from the date hereof (the “Effective Date”) subject to the terms of this Deed, and that the Original Agreement shall be amended and supplemented on the terms set out in this Deed.

IT IS AGREED:

1.                                     DEFINITIONS AND INTERPRETATION

1.1                              Unless otherwise specified, words and expressions defined in the Original Agreement and not otherwise defined or amended in this Deed shall have the same meanings when used in this Deed.

1.2                              Unless otherwise specified, the principles of interpretation in Clauses 1.2 to 1.11 of the Original Agreement shall also apply to this Deed.

2.                                     NOVATION

2.1                              Assumption of obligations by the Transferee

The Transferee undertakes to each of the Original Counterparties that it will, with effect from and including the Effective Date:

(a)                                 assume, discharge and agrees to be bound by all of the obligations owed by (or would otherwise be owed by) the Transferor under the Original Agreement (as amended by this Deed) and otherwise observe, perform and comply with all of the provisions of the Original Agreement (as amended by this Deed) binding on (or would otherwise be binding on) the Transferor; and

(b)                                 be liable to each of the Original Counterparties for any breach, non-observance or non-performance by the Transferor of its obligations under the Original Agreement occurring prior to the Effective Date, in each case as if it had been a party to the Original Agreement in place of the Transferor from the date on which the Original Agreement was made, so that each of the Original Counterparties may fully enforce any obligations owed to it in respect of any loss or damage suffered by it arising from any breach, non-observance or non-performance by the Transferor and/or the Transferee of any of its obligations under the Original Agreement, and each of the Original Counterparties shall otherwise fully enjoy the rights and benefits given in favour of each of the Original Counterparties under the Original Agreement.

2.2                              Release of obligations of the Transferor

With effect from and including the Effective Date, each of the Original Counterparties releases and discharges the Transferor from the further performance of all of its obligations under the Original Agreement and from all liabilities, claims and demands of any kind arising whether past, present or future under the Original Agreement.  With effect from and including the Effective Date, each of the Original Counterparties accepts, in place of that performance and those liabilities, claims and demands, the undertakings of the Transferee set out in Clause 2.1.

2.3                              Rights granted to the Transferee

Each of the Original Counterparties undertakes to the Transferee that it will, with effect from and including the Effective Date:

(a)                                 discharge all of its obligations under the Original Agreement (as amended by this Deed) and otherwise observe and perform all the provisions of the Original Agreement (as amended by this Deed); and

(b)                                 be liable to the Transferee for any breach, non-observance or non-performance by it of its obligations under the Original Agreement (as amended by this Deed) whether occurring prior to, on or after the Effective Date, in each case as if the Transferee had been a party to the Original Agreement in place of the Transferor, and the obligations of each of the Original Counterparties had been owed to the Transferee in place of the Transferor, from the date on which the Original Agreement was made.

2.4                              Cessation of rights of the Transferor

With effect from and including the Effective Date, the Transferor shall cease to have any rights under the Original Agreement whether in respect of any breach, non-observance or non-performance by each of the Original Counterparties of its obligations under the Original Agreement (whether occurring prior to, on or after the Effective Date) or otherwise.

3.                                     AMENDMENTS TO THE ORIGINAL AGREEMENT

Each of the Original Counterparties and the Transferee agree to amend the Original Agreement in accordance with the provisions in this Clause 3.

3.1                              The definition of “Conditions” contained in clause 1.1 of the Original Agreement shall be deleted in its entirety and replaced with the following words:

““Conditions” means the conditions referred to in Clause 5.1 and set out in Part 1 and Part 2 of Schedule 2”.

3.2                              The definition of “Conditions Subsequent” shall be inserted into the Original Agreement immediately after the definition of “Conditions” in clause 1.1:

““Conditions Subsequent” means the conditions referred to in Clause 6 and set out in Part 3 of Schedule 2.”

3.3                              The definition for “Consideration Shares” in Clause 1.1 of the Original Agreement shall be deleted in its entirety and replaced with the following:

““Consideration Shares” means 1,050,000 shares in NORD;”.

3.4                              The list of definitions in Clause 1.1 of the Original Agreement shall be amended by inserting the following new definition immediately after the definition for “Consideration Shares”:

“Consultancy Invoice” means the invoice dated around 10 February 2015 issued by NAE Hong Kong Limited to the Seller in the amount of US$1,700,000;”.

3.5                              The definition of “Transaction Documents” contained in Clause 1.1 of the Original Agreement shall be amended by inserting the words “as may be amended and/or novated from time to time by the relevant parties thereto” immediately after “the Lease Agreements”.

3.6                              Clause 3.1 of the Original Agreement shall be deleted in its entirety and replaced with the following clause:

“3.1                        The total consideration for the sale and purchase of the Sale Shares to be paid by the Purchaser to the Seller (the “Consideration”) shall be the aggregate of:

(a)                                US$145,500,000 (One hundred and forty-five million and five hundred thousand United States dollars); and

(b)                                the Consideration Shares,

subject to the adjustments in Clause 4.

3.7                              Clause 3.2(a) of the Original Agreement shall be deleted in its entirety and replaced with the following clause:

“3.2                          The Consideration shall be paid by the Purchaser to the Seller as follows:

(a)                                 subject to Clause 3.2A, at Completion, the Purchaser shall:

(i)                                     pay to the Seller US$120,000,000 (One hundred and twenty million United States dollars), as adjusted by the Estimated Adjustment Amount pursuant to Clause 4.1, if any (“Initial Cash Consideration”) to the bank account designated by the Seller in writing at least five (5) Business Days prior to the Completion Date; and

(ii)                                  procure that (i) NORD passes resolutions authorizing the issuance of the Consideration Shares to the Seller or any person designated by the Seller in writing at least five (5) Business Days prior to the Completion Date; and (ii) NORD delivers an authorization letter addressed to its transfer agent in the form set out in Annexure 4,

(together, the “Initial Consideration”);”.

3.8                              The following new Clause 3.2A shall be inserted into the Original Agreement immediately after Clause 3.2:

“3.2A                Notwithstanding anything to the contrary, the Purchaser shall be entitled to deduct from any payment of the Initial Cash Consideration due to the Seller any amount equal to the then outstanding amount under the Consultancy Invoice payable by the Seller to NAE Hong Kong Limited if the Consultancy Invoice has not been fully and duly settled by the Seller on or before the Completion.”.

3.9                              Clause 5.1 of the Original Agreement shall be amended by deleting the words “of the Conditions set out in Schedule 2” and replacing with the words “of the Conditions set out in Part 1 and Part 2 of Schedule 2 and the Conditions Subsequent set out in Part 3 of Schedule 2”.

3.10                       Clause 5.2 of the Original Agreement shall be amended by inserting the words “and the Conditions Subsequent” immediately after the words “of the Conditions”.

3.11                       The following new Clause 5.6 shall be inserted into clause 5 of the Original Agreement immediately after Clause 5.5:

“5.6                         If any of the Conditions Subsequent is not fulfilled (or waived pursuant to Clause 5.2) by Completion, then the Conditions Subsequent must be fulfilled as soon as practicable after Completion but in any event not later than 30 June 2015.”

3.12                       The following new Clause 4.2(ff) shall be inserted into the Original Agreement immediately after Clause 4.2 (f) and immediately before “less”:

“(ff)                         Transition fees as of the Effective Time as shown in the Completion Accounts;”.

3.13                       The following new Clauses 4.2(n) and (o) shall be inserted into the Original Agreement immediately after Clause 4.2 (m):

“(n)                           unpaid purchase price for the transfer of 90% share capital of TH Education as part of the Restructuring payable by BIS Co. Ltd. to TH and the Seller Guarantors as of the Effective Time as shown in the Completion Accounts; and

(o)                                 working capital loans payable by the Target Group Entities as of the Effective Time as shown in the Completion Accounts.”.

3.14                      Clause 9.1 of the Original Agreement shall be deleted in its entirety and replaced with the following clause:

“9.1                         Within ninety (90) days after the audited financial statements of each of the School Entities for the 2014/2015 Financial Year are issued, the Purchaser shall pay (or procure the payment of) a sum (the “2014/2015 Seller’s Profit”), representing the net profits of the School Entities for the 2014/2015 Financial Year attributable to the period between 1 July 2014 and 31 December 2014, calculated in accordance with the formula below, to the bank account designated by the Seller in writing at least five (5) Business Days prior to the relevant payment date:

2014/2015 Seller’s Profit = Audited net profits of the School Entities for the 2014/2015 Financial Year × 184 ÷ 365”.

3.15                       The following new Clause 9.3 shall be inserted into the Original Agreement immediately after Clause 9.2:

“9.3                          The Purchaser shall procure that BIS Co. Ltd. shall repay in full the Bank Facility referred to in Paragraph 19 of Part 1 of Schedule 4 within one month after the Completion Date.”.

3.16                       The table set out in Schedule 11 to the Original Agreement (Form of Completion Accounts) shall be deleted in its entirety and replaced by the table set out in Schedule 1 to this Deed.

3.17                       Clause 26.2 of the Original Agreement shall be amended by deleting the words “after the BVIS HCMC Land Transaction and the Restructuring have been completed and the Purchaser has provided a copy of the Debt Commitment Letter to the Seller” and replacing them with “from 13 February 2015”.

3.18                       Paragraph 2 of Part 1 of Schedule 2 to the Original Agreement shall be deleted in its entirety and replaced with the following clause:

“2.                                Investment Certificate, School Establishment Approval and Operating Registration Certificate of BVIS HCMC: (i) An updated investment certificate for BVIS HCMC has been issued by the competent People’s Committee confirming BVIS HCMC may enrol up to 2,200 foreign and Vietnamese children and students in total, without any reference in the updated investment certificate that there is any cap on the number of Vietnamese children or students that may be enrolled by it; (ii) the Ho Chi Minh City Department of Education and Training has issued an updated operating registration certificate or new education operation approval noting the change of number of children and students that BVIS HCMC may enrol; and (iii) the competent People’s Committee has issued a new school establishment approval to BVIS HCMC stating that BVIS HCMC is a foreign-invested school.”.

3.19                       Paragraph 3 of Part 1 of Schedule 2 to the Original Agreement shall be amended by inserting the words “and except for (i) the unpaid purchase price for the transfer of 90% share capital of TH Education as part of the Restructuring payable by BIS Co. Ltd. to TH and the Seller Guarantors; and (ii) the Bank Facility referred to in Paragraph 19 of Part 1 of Schedule 4” immediately after “other than the Deposits”.

3.20                       Paragraph 4 of Part 1 of Schedule 2 to the Original Agreement shall be amended by deleting the words “(other than to creditors of TH whose rights are secured by mortgages over the BIS HCMC School Properties as of the date of the BIS HCMC Lease Agreement, comprising a mortgage over land use right and attached buildings in favour of EXIM Bank)”.

3.21                       The provisions of the entire Paragraph 6 of Part 1 of Schedule 2 to the Original Agreement shall be deleted in its entirety and replaced by the word “[DELETED]” to indicate that such provisions have been deleted.

3.22                      Paragraph 14 of Part 1 of Schedule 2 to the Original Agreement shall be deleted in its entirety and replaced with the following clause:

“14.                         BVIS HCMC Land Transaction: Each of the following actions has been fulfilled to the satisfaction of the Purchaser:

a.                                     Decision by the People’s Committee of Ho Chi Minh City has been issued determining the land use fees and any other costs and taxes that are payable in respect of the holding by TH Education of BVIS HCMC Land Parcels (the “BVIS HCMC Land Parcels Amounts”); and

b.                                     Evidence of the payment of the BVIS HCMC Land Parcels Amounts in full by TH Education or TH.”

3.23                       The following new Paragraph 15 shall be inserted into Part 1 of Schedule 2 to the Original Agreement immediately after Paragraph 14 of Part 1 of Schedule 2 to the Original Agreement:

“15.                          Loan to BIS Co. Ltd.: BIS Co. Ltd. has entered into a loan agreement with the Purchaser or any other entity designated by the Purchaser (“NAE Lender”) in the agreed form pursuant to which the NAE Lender will extend a loan facility in the amount of USD12,000,000 (or its VND equivalent) to BIS Co. Ltd. on the terms of such loan agreement.”.

3.24                       The following new Part 3 shall be inserted into the Original Agreement immediately after Part 2 of Schedule 2:

“Part 3 — Conditions Subsequent to be satisfied by the Seller

BVIS HCMC Land Transaction: Each of the following actions has been fulfilled to the satisfaction of the Purchaser:

a.                                      Land Use Rights Certificate has been issued in respect of the BVIS HCMC Land Parcels in favour of TH Education without any restriction on transfer of the relevant land use rights or the BVIS School Properties;

b.                                      contract for the sale and purchase of the BVIS HCMC School Properties and the underlying Land Rights has been duly approved by the competent corporate authorities of, and executed by, TH Education and TH; and

c.                                       Lease Agreement for the BVIS HCMC School Properties has been duly approved by the competent corporate authorities of, and executed by, TH Education and TH, effective on the issuance of the land use rights certificate in respect of the BVIS HCMC Land Parcels to TH certifying TH’s Land Rights with respect to BVIS Lands Parcels and ownership over BVIS HCMC School Properties, and including an undertaking that a notarized Lease Agreement shall be signed upon such issuance.”

3.25                       The following new paragraph (e) shall be inserted into Part 2 of Schedule 3 to the Original Agreement immediately after paragraph (d) of Part 2 of Schedule 3 to the Original Agreement:

“(e)                           deliver to the Seller a copy of the resolutions of the board of directors of the Purchaser Guarantor approving the execution of and the performance by the Purchaser Guarantor of its obligations under the Transaction Documents to which it is a party.”.

3.26                       The following new Paragraph 19 shall be inserted into Part 1 of Schedule 4 to the Original Agreement immediately after Paragraph 18 of Part 1 of Schedule 4 to the Original Agreement:

“19.                        Credit Agreement No. 1401-LAV-201401083 dated 25 December 2014 between BIS Co. Ltd. and Vietnam Export Import Bank in the amount of VND110,000,000,000.”.

3.27                       Paragraph 7.3(e) of Part 1 of Schedule 7 to the Original Agreement shall be amended by inserting the words “and except those required for approval of the assignment by each of the Company and Oasis to the Seller of all of the payments and debts that have been paid out of all of the current bank accounts of the Company and/or Oasis to either of the Seller Guarantors” immediately after “Transaction Documents”.

3.28                       Paragraph 7.4(a) of Part 1 of Schedule 7 to the Original Agreement shall be amended by inserting the words “and except for the Bank Facility referred to in Paragraph 19 of Part 1 of Schedule 4 and the loan facility referred to in Paragraph 15 of Part 1 of Schedule 2” immediately after “Save as Disclosed”.

3.29                       Paragraph 7.4(b) of Part 1 of Schedule 7 to the Original Agreement shall be amended by inserting the words “and except for the Bank Facility referred to in Paragraph 19 of Part 1 of Schedule 4 and the loan facility referred to in Paragraph 15 of Part 1 of Schedule 2” immediately after “Save as Disclosed in the Accounts”.

3.30                       In Annexure 4 to the Original Agreement, the reference to “50,000” shall be deleted in its entirety and replaced by “1,050,000”.

3.31                       Part 1 of Annexure 6 to the Original Agreement shall be deleted in its entirety and replaced by the contents set out in Schedule 2 to this Deed.

3.32                       Paragraph 1 of Part 2 of Annexure 6 to the Original Agreement shall be deleted in its entirety and replaced with the following clause:

“1.                                2014 Financial Year — Date founded, average full time equivalent students, capacity, curriculum, percentage of expatriate students and average revenue per full time equivalent student for each of the School Entities;”.

3.33                       The Parties acknowledge that the Long Stop Date has been extended to 31 March 2015 in accordance with the Original Agreement pursuant to a written notice from the Transferor to the Seller dated 19 December 2014.

3.34                       The provisions of each of the entire Paragraphs (a) (iii), (v), (vi) and (viii) of Part 1 of Schedule 3 to the Original Agreement shall be deleted in their entirety and replaced by the word “[DELETED]” to indicate that such provisions have been deleted.

3.35                       Paragraph (a) (i) of Part 1 of Schedule 3 to the Original Agreement shall be amended by inserting the words “, but which have not been registered with any registered agent or relevant licensing authority (as applicable)” immediately after “in form reasonably acceptable to the Purchaser”.

3.36                       Paragraph (a) (iv) of Part 1 of Schedule 3 to the Original Agreement shall be amended by inserting the words “in the name of the Seller” immediately after “in respect of the Sale Shares”.

3.37                       The following new Paragraph (d) shall be inserted into the Original Agreement immediately after Paragraph (c) of Part 1 of Schedule 3 to the Original Agreement:

“(d)                           instruct the registration agent of the Company and Oasis (being Tricor WP Corporate Services Pte. Ltd.) to complete and date each of the following documents and deliver each of the following documents duly completed and dated to the person as designated by the Purchaser, provided that the Purchaser, immediately prior to such instruction, has delivered to the Seller a copy of an irrevocable SWIFT MT103 wiring instruction given by the Purchaser to its bank with respect to the remittance of the Initial Cash Consideration to the Purchaser’s bank account:

(i)                                    the register of members of the Company evidencing that the transfer of all the Sale Shares to the Purchaser has been registered;

(ii)                                 a duly executed and issued share certificate in the name of the Purchaser in respect of all the Sale Shares;

(iii)                              the register of directors and officers of the Company evidencing that the resignation of the existing directors of the Company and the appointment of the directors nominated by the Purchaser have been registered; and

(iv)                             the register of directors and officers of Oasis evidencing that the resignation of the existing directors of Oasis and the appointment of the directors nominated by the Purchaser have been registered.”.

3.38                       The corporate structure chart of the Target Group Entities immediately before the Completion set out in Part 5B of Schedule 1 to the Original Agreement shall be deleted in its entirety and replaced by the chart set out in Schedule 3 to this Deed.

3.39                       Clause 4.1(a) of the BVIS HCMC Lease Agreement as annexed to the Original Agreement as Annexure 2 shall be amended by deleting the words “The Lessee shall be entitled to a rent-free period for the first three Financial Years commencing from Financial Year 2014/2015 of the Lessee.  The Lessor shall be entitled to the Rent commencing from the date immediately following the end of such period (the “Rent Commencement Date”) until the end of the Lease Term, and the Rent in each Financial Year shall be determined as follows:” and replacing them with “The monthly Rent during the period from the Commencement Date to the end of the Financial Year 2016/2017 of the Lessee shall be US$61,700.  The Rent in each Financial Year during the period from the date immediately following the end of the Financial Year 2016/2017 of the Lessee to the end of the Lease Term shall be determined as follows:”.

4.                                     EFFECTIVENESS OF THE AMENDMENTS

4.1                              The amendments provided for in Clause 3 of this Deed shall take effect on the Effective Date.

4.2                              With effect from the Effective Date:

(a)                                 the Original Agreement and this Deed shall together be read and construed as one document, and references in the Original Agreement to “this Agreement” shall mean the Original Agreement as novated and amended by this Deed (“Novated and Amended Agreement”); and

(b)                                 the rights and obligations of the Original Counterparties and the Transferee shall be governed by the Novated and Amended Agreement.

4.3                              Except as expressly amended by this Deed, the provisions of the Original Agreement shall continue in full force and effect in accordance with their terms.

5.                                     GUARANTEE OF PURCHASER GUARANTOR

(a)                                 Notwithstanding the provisions of this Deed, and the amendments to the Original Agreement contained herein or otherwise, the Purchaser Guarantor hereby guarantees to the Seller the due and punctual performance by the Transferee of all the obligations of the Transferee arising under this Deed and the Novated and Amended Agreement.

(b)                                 The obligations of the Purchaser Guarantor hereunder shall constitute a direct, primary and unconditional liability to pay on demand to the Seller any sum or sums which the Transferee may be or become liable to pay under this Deed or the Novated and Amended Agreement without the need for any claim or recourse on the part of the Seller against the Transferee.

(c)                                  As a separate and alternative obligation, any amount not paid by the Purchaser Guarantor under or pursuant to this Clause 5 on the basis of a guarantee shall nevertheless be recoverable from the Purchaser Guarantor on the basis of a full indemnity.

6.                                     INCORPORATION OF TERMS

6.1                              The provisions of Clauses 15, 18 to 22, 24.1, 26 to 28, 29.8 and 30 of the Original Agreement, mutatis mutandi, shall be incorporated into this Deed and shall have full force and effect as if set out in full in this Deed except that references in those clauses to “this Agreement” shall become references to this Deed.

6.2                              With respect to Clause 27 of the Original Agreement (Notices), the address for service of Notice to the Transferee is:

Address:	St. George’s Building, Level 12, 2 Ice House Street, Central, Hong Kong

For the attention of:	Andrew Fitzmaurice/Graeme Halder

7.                                     GOVERNING LAW AND DISPUTE RESOLUTION

7.1                              This Deed, including any non-contractual obligations arising out of or in connection with this Deed, shall be governed by and construed in accordance with the laws of Hong Kong.

7.2                              If any dispute, controversy or claim of whatever nature arises under, out of or in connection with this Deed, including any question regarding its existence, validity or termination or any non-contractual obligations arising out of or in connection with this Deed (a “Dispute”), the Parties shall use all reasonable endeavours to resolve the matter amicably within 30 days of the issue of a notice setting out the Dispute (“Dispute Notice”).

7.3                              All Disputes, which are unresolved within 30 days of the Dispute Notice pursuant to Clause 7.2  and which a Party wishes to have resolved, shall be referred upon the application of any Party to, and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”), in force at the time when the request for arbitration by a Party is served in accordance with the Rules (“ICC Rules”).  There shall be three (3) arbitrators appointed in accordance with the ICC Rules, as amended by this Clause 7. The seat of the arbitration shall be Hong Kong.  The language of the arbitration shall be English.  This arbitration agreement shall be governed by Hong Kong law.

7.4                              The Warrantors shall be entitled to jointly nominate one (1) arbitrator and any of the Transferor, the Transferee and the Purchaser Guarantor shall be entitled to jointly nominate one (1) arbitrator.  The third arbitrator, who shall act as the president of the tribunal, shall be chosen by the two (2) arbitrators nominated by the Parties respectively.  If any relevant party fails to nominate an arbitrator in accordance with the provisions of this Clause 7.4 or if the arbitrators nominated by the Parties fail to nominate the third arbitrator in accordance with the provisions of this Clause 7.4 within thirty (30) days after the later of the appointment or confirmation as arbitrators (as the case may be) of such arbitrators, the relevant arbitrator(s) shall be appointed by the President of the International Court of Arbitration of the ICC.

7.5                              The arbitral award shall be final and binding upon the Parties and shall be enforceable in accordance with its terms.

7.6                              Any arbitration expenses shall be paid by the losing Party or as fixed by the arbitral tribunal.  If it becomes necessary for a Party to enforce an arbitral award by legal action of any kind, the defaulting Party shall pay all reasonable costs and expenses and attorneys’ fees, including any cost of additional litigation or arbitration that shall be incurred by the Party seeking to enforce the award.

7.7                              Nothing in this Clause 7 shall preclude any Party from seeking interim relief or orders from interim preservation in any court of competent jurisdiction.  Any such application to court shall not be considered demonstrating an intention to act inconsistently in any way with the agreement to settle Dispute by arbitration in accordance with this Clause 7.

Schedule 1

Updated Table in Schedule 11 to Original Agreement

[Schedule 1 has been omitted. Schedule 1 includes a form of completion accounts. The company agrees to provide supplementally a copy of Schedule 1 to the Commission upon request.]

Schedule 2

Updated Part 1 of Annexure 6 to the Original Agreement

[Schedule 2 has been omitted. Schedule 2 includes a form of press release. The company agrees to provide supplementally a copy of Schedule 2 to the Commission upon request.]

Schedule 3

Updated Corporate Structure Chart of the Target Group Entities (immediately before the Completion)

[Schedule 3 has been omitted. Schedule 3 includes an updated corporate structure chart of the Target Group Entities. The company agrees to provide supplementally a copy of Schedule 3 to the Commission upon request.]

Execution

Executed as a deed.

SIGNED, SEALED and	)
DELIVERED as a Deed	)	L.S.
by MAURICE DUC HINH NGUYEN	)
in the presence of:	)
	)	/s/ Maurice Duc Hinh Nguyen
	)	Signature
[signature of witness]

/s/ Mark Fraser
Witness
Name: Mark Fraser
Address: Unit 1501, The Metropolitan, 235 Dong Khoi Street, District 1, Ho Chi Minh City, Vietnam
Occupation: Lawyer

SIGNED, SEALED and	)
DELIVERED as a Deed	)	L.S.
by THUY THU NGO	)
in the presence of:	)
	)	/s/ Thuy Thu Ngo
	)	Signature
[signature of witness]

/s/ Maurice D. H. Nguyen
Witness
Name: Maurice D. H. Nguyen
Address: 20 Tu Xuong, D9, HCM City, VN
Occupation:

EXECUTED as a deed by	)
STELLAR VIEW LIMITED	)
)
)
)
	)	/s/ Maurice Duc Hinh Nguyen
	)	Print name: Maurice Duc Hinh Nguyen
Director

EXECUTED as a deed by	)
NORD ANGLIA EDUCATION LIMITED	)
)
)
)
	)	/s/ Andrew Fitzmaurice	/s/ Graeme Robert Halder
	)	Print name: Andrew Fitzmaurice	Graeme Robert Halder
		Director	Director

EXECUTED as a deed by	)
NAE HONG KONG LIMITED	)
)
)
)
	)	/s/ Andrew Fitzmaurice
	)	Print name: Andrew Fitzmaurice
Director

EXECUTED as a deed by	)
NAE HK HOLDINGS LIMITED	)
)
)
)
	)	/s/ Andrew Fitzmaurice
	)	Print name: Andrew Fitzmaurice
Director